Exhibit 99.1
Zynex Announces Record Third Quarter 2011 Sales
LONE TREE, Colo. — November 3, 2011 — Zynex, Inc. (OTCBB: ZYXI), a provider and developer of non-invasive medical devices for electrotherapy and stroke rehabilitation, neurological diagnosis and cardiac monitoring, announces its third quarter 2011 financial results.
The Company generated net revenues of $9,427,000 for the three months ended September 30, 2011, which represents a 42% increase over third quarter 2010 net revenue and a 12% increase over the second quarter of 2011. Year to date net revenue of $24,455,000 increased 42% over the prior year to date net revenue.
The Company reported a third quarter 2011 gross profit of $7,492,000, which reflects a 79% gross profit percentage, unchanged from the third quarter 2010 gross profit percentage. Selling, general and administrative (SG&A) expenses in the third quarter of 2011 totaled $6,389,000 compared to $4,606,000 in the third quarter of 2010. The 39% increase in SG&A during the third quarter of 2011 as compared to the third quarter of 2010, was a direct result of additional sales commission, based on the incremental net revenue growth, and specific investments made to expand the sales force and improve billing and reimbursement department efficiencies. The Company reported third quarter 2011 income from operations of $1,103,000, income before income tax of $1,016,000 and net income of $591,000, versus third quarter 2010 income from operations of $625,000, income before income tax of $582,000 and net income of $368,000.
Thomas Sandgaard, CEO stated: “The aggressive expansion of our sales force has allowed us to further penetrate domestic markets, which has resulted in a significant increase in orders and respective revenue growth. We still have many geographic areas that we have not fully penetrated and expect to continue to add field sales personnel to fill the untapped markets. To date, we have expanded our field sales force to over 200. Previous investments made in our infrastructure to accommodate our current and anticipated sales growth have begun to payoff, as our third quarter 2011 net income has increased significantly over the prior quarter in 2010 and increases in our net revenue for the respective periods have out paced that of our SGA expenses. SGA expenses increased 39% over the third quarter of 2010 and 11% over the second quarter of 2011. “
Mr. Sandgaard continued: “We have been working vigorously on activities to further the growth of Zynex. In our Zynex Medical subsidiary, in addition to expanding our sales force, we recently received FDA 510k clearance on our next generation TENS device, the NexWave, which we have successfully released to market. In our Zynex NeuroDiagnostics subsidiary, we previously announced that we signed a non-binding letter of intent with NeuroDyne to acquire substantially all of their assets, subject to certain conditions. We expect to close the acquisition subsequent to satisfactory completion of our due diligence, currently being conducted, and final documentation. There is no assurance we will complete this transaction, and although a definitive agreement has not been signed, the transaction is currently structured with minimal upfront consideration and an earn-out based on success of NeuroDyne products. We believe this acquisition will provide us an entrance into the neurodiagnostic market and allow us to diversify our current product offerings. In our Zynex Monitoring Solutions subsidiary, we have also been preparing our non-invasive blood volume monitor for clinical evaluations, which have commenced. Our blood volume monitor device will serve, what we believe, is a currently un-met need in the market for safer surgeries and safer monitoring of patients during recovery.”
Outlook:
The Company has refined its prior guidance by narrowing anticipated annual net revenue guidance to between $33 million and $34 million and narrowing the range of its net income per diluted share guidance to between $0.08 and $0.09 for 2011.

Conference Call and Webcast Information:
Zynex, Inc. will host an earnings conference call and webcast at 9:00 a.m. MST (11:00 a.m. EST) today to discuss its third quarter 2011 results. Please note questions can only be submitted via the webcast user interface. Parties without access to the internet may join the presentation in listen only mode by dialing the toll free number provided below.
Webcast Information- http://www.visualwebcaster.com/event.asp?id=83322
Conference Call Information- 888-283-6901, pass-code 3376249
Highlights from the third quarter ended 2011 condensed consolidated financial statements:
(unaudited, amounts in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010

Net revenue	$9,427	$6,657	$24,455	$17,274

Gross profit	7,492	5,231	19,349	13,630

Income from operations	1,103	625	1,863	788

Income before income tax	1,016	582	1,641	600

Net income	591	368	965	330

Adjusted EBITDA (1)	1,345	1,197	2,598	2,522

Net income per share — diluted	$0.02	$0.01	$0.03	$0.01

Weighted-average number of common shares outstanding —diluted	30,794,268	30,569,441	30,727,720	30,555,778
(1)	Reconciliation of unaudited U.S. Generally Accepted Accounting Principles (GAAP) Net income to Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (Adjusted-EBITDA)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
Net income	$591	$368	$965	$330
Interest expense net and loss on extinguishment of debt	87	43	224	172
Income taxes	425	214	676	270
Depreciation and amortization	219	200	631	622
Deferred rent	(55)	282	(166)	846
Loss on disposal of equipment	—	—	—	18
Stock-based expense	78	90	268	264

Adjusted EBITDA	$1,345	$1,197	$2,598	$2,522

About Zynex
Zynex, Inc. (founded in 1996), operates under three primary business segments; Zynex Medical, Zynex NeuroDiagnostics and Zynex Monitoring Solutions. Zynex Medical engineers, manufactures, markets and sells its own design of electrotherapy medical devices for standard digital electrotherapy, used for pain relief, pain management and stroke and spinal cord injury rehabilitation. Zynex Medical’s product lines are fully developed, FDA-cleared, commercially sold, and have been developed to uphold the Company’s mission of improving the quality of life for patients suffering from impaired mobility due to stroke, spinal cord injury, or debilitating and chronic pain. Zynex NeuroDiagnostics, currently in the development stage, has been established to market EMG, EEG, sleep pattern, auditory and nerve conductivity neurological diagnosis devices through product development or acquisitions. Zynex Monitoring Solutions, currently in the development stage, has been established to develop and market medical devices for non-invasive cardiac monitoring.
For additional information please visit: http://www.ir-site.com/zynex/default.asp.
Safe Harbor Statement
Certain statements in this release are “forward-looking” and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital in order to grow our business, our ability to engage additional sales representatives, the success of such additional sales representatives, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation and other risks described in our filings with the Securities and Exchange Commission including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010.
Contact: Zynex, Inc. Anthony Scalese, CFO, 303-703-4906

ZYNEX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	September 30,	December 31,
	2011	2010
	(UNAUDITED)
ASSETS
Current Assets:
Cash	$761	$602
Accounts receivable, net	10,756	7,309
Inventory	4,320	3,641
Prepaid expenses	146	145
Deferred tax asset	1,072	794
Other current assets	52	41

Total current assets	17,107	12,532

Property and equipment, net	3,490	2,906
Deposits	210	174
Deferred financing fees, net	78	89

Total assets	$20,885	$15,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$3,380	$1,270
Current portion of capital lease obligations	128	93
Accounts payable	2,161	1,313
Income taxes payable	1,245	1,103
Accrued payroll and payroll taxes	759	572
Deferred rent	277	221
Other accrued liabilities	1,699	980

Total current liabilities	9,649	5,552

Capital lease obligations, less current portion	292	327
Deferred rent	1,230	1,452
Deferred tax liability	250	188

Total liabilities	11,421	7,519

Stockholders’ Equity:
Preferred stock; $.001 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 30,794,479 (September 30, 2011) and 30,604,167 (December 31, 2010) shares issued and outstanding	31	31
Paid-in capital	5,019	4,702
Retained earnings	4,414	3,449

Total stockholders’ equity	9,464	8,182

Total liabilities and stockholders’ equity	$20,885	$15,701

ZYNEX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net revenue:
Rental	$2,482	$2,032	$7,377	$6,639
Sales	6,945	4,625	17,078	10,635

	9,427	6,657	24,455	17,274

Cost of revenue:
Rental	465	169	1,191	702
Sales	1,470	1,257	3,915	2,942

	1,935	1,426	5,106	3,644

Gross profit	7,492	5,231	19,349	13,630

Selling, general and administrative expense	6,389	4,606	17,486	12,842

Income from operations	1,103	625	1,863	788

Other income (expense):
Interest income	—	2	1	5
Interest expense and loss on extinguishment of debt	(87)	(45)	(225)	(177)
Other income (expense)	—	—	2	(16)

	(87)	(43)	(222)	(188)

Income before income tax	1,016	582	1,641	600

Income tax expense	(425)	(214)	(676)	(270)

Net income	$591	$368	$965	$330

Net income per share:
Basic	$0.02	$0.01	$0.03	$0.01

Diluted	$0.02	$0.01	$0.03	$0.01

Weighted average number of common shares outstanding:
Basic	30,794,268	30,569,441	30,727,720	30,555,778

Diluted	31,013,012	30,667,064	30,977,933	30,744,764

ZYNEX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED — AMOUNTS IN THOUSANDS)

	Nine Months Ended
	September 30,
	2011	2010
Cash flows from operating activities:
Net income	$965	$330
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation expense	594	591
Provision for losses on uncollectible accounts receivable	1,190	118
Amortization of financing fees	36	31
Issuance of common stock for services	61	61
Provision for obsolete inventory	134	(2)
Deferred rent	(166)	846
Net loss on disposal of equipment	—	18
Employee stock-based compensation expense	207	203
Deferred tax benefit	(216)	(331)
Changes in operating assets and liabilities:
Accounts receivable	(4,637)	(1,707)
Inventory	(791)	(1,389)
Prepaid expenses	(1)	100
Other current assets	(47)	(19)
Accounts payable	848	358
Accrued liabilities	906	331
Income taxes payable	142	(364)

Net cash used in operating activities	(775)	(825)

Cash flows from investing activities:
Proceeds received in lease termination	—	108
Purchases of equipment and inventory used for rental	(1,123)	(271)

Net cash used in investing activities	(1,123)	(163)

Cash flows from financing activities:
Net borrowings from line of credit	2,110	972
Issuance of common stock	49	—
Deferred financing fees	(25)	(90)
Payments on capital lease obligations	(77)	(164)

Net cash provided by financing activities	2,057	718

Net increase (decrease) in cash	159	(270)
Cash at beginning of period	602	863

Cash at end of period	$761	593

Supplemental cash flow information:
Interest paid	$175	$83
Income taxes paid	$750	$955

Supplemental disclosure of non-cash investing and financing activities:
Equipment acquired through capital lease	$—	$334